SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 17, 2008

THOMAS PROPERTIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50854	20-0852352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 South Flower Street, Sixth Floor Los Angeles, California	90071
(Address of principal executive offices)	(zip code)

(Registrant’s telephone number, including area code)

213-613-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On November 17, 2008, Thomas Properties Group, Inc. (TPGI) issued a press release announcing that its affiliate, TPG-Austin Portfolio Holdings LLC (TPG-Austin), for which TPGI serves as the manager, has filed a motion with the U.S. Bankruptcy Court for the Southern District of New York (the Court) in the bankruptcy case of Lehman Brothers Holdings, Inc., et al. (Lehman Brothers).

TPG-Austin owns a portfolio of ten properties in Austin, Texas. TPGI, indirectly through its joint venture with the California State Teachers Retirement System (CalSTRS), holds a 6.25% interest in TPG-Austin. An affiliate of Lehman Brothers currently owns 50% of the equity in the Austin portfolio. Lehman Commercial Paper, Inc. is the loan syndication agent on a $292.5 million Credit Agreement under which TPG-Austin is the borrower. Under the Credit Agreement, a $192.5 million term loan was fully funded, and a $100 million revolving credit facility remains unfunded. TPGI issued a borrowing notice for the full $100 million revolving loan under the Credit Agreement and subsequently issued a notice of default. TPG-Austin filed a motion with the Court to ask for authority to allow it to seek alternative financing, secured by liens superior to the existing liens in favor of Lehman Brothers. TPGI has not yet determined if alternative debt financing or additional equity investment is available to TPG- Austin or what the terms of such debt or equity capital will be.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits

Exhibit No.	Description
99.1 —	Press Release of Thomas Properties Group, Inc. dated November 17, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS PROPERTIES GROUP, INC.

/s/ Diana M. Laing
Diana M. Laing
Chief Financial Officer

November 17, 2008